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Exhibit 99.6

ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following update to Management's Discussion and Analysis of Financial Condition and Results of Operations is as of March 11, 2005, and has only been revised to reflect the business segments as we now view our business following the Merger on February 9, 2005. We have not updated Outlook or other sections of this Exhibit 99.6 for any events subsequent to March 11, 2005.

Executive Summary

        Our 2004 results reflect good financial performance for the Coors business, despite challenging competitive dynamics in all of our major markets. Net sales were up 7.6%, net income grew 12.6%, and earnings per share increased 8.8%. These positive results were driven by solid beer pricing and continued progress on cost-reduction initiatives. Our full-year profit growth also benefited from gains on asset sales and favorable foreign exchange rates.

        Pretax income for the United States (U.S.) segment was $202.2 million, up 12.9% from a year ago, driven primarily by solid U.S. beer pricing, sales of non-operating assets, and the lapping of lower sales and higher costs in the fourth quarter last year due to U.S. supply chain challenges. These positive factors more than offset sales volume decreases and higher costs in the United States.

        Pretax income for the Europe segment was $156.3 million, up 16.0% from a year ago. Europe financial results in 2004 benefited from a 12% year-over-year appreciation of the British pound against the U.S. dollar, following an appreciation in 2003 of 8.4%. This boosted Europe income by $16.4 million in 2004 and $9.8 million in 2003, although part of this benefit was offset by higher interest expense on our pound-denominated debt. Besides favorable exchange rates, higher Europe income was driven by off-trade volume growth, better pricing and, subsequently, higher margins in both the on-trade and the off-trade. We also realized a $7.5 million pretax gain on the sale of our Cape Hill brewery property.

        Pretax income for the Canadian segment was $61.7 million, up 29.4% from a year ago.

        We repaid debt obligations totaling $382.0 million in 2004. While the business continued to generate strong operating cash flow, sales of non-operating assets and controlled capital spending contributed heavily to the de-leveraging effort.

        With the completion of our Merger, we are now the fifth-largest brewer in the world. As a newly combined company, our first order of business is to focus on our core markets, investing for growth in our leading brands. Our near-term goals are:

  •
  to rejuvenate growth for Coors Light in the United States;

  •
  to drive profitable growth for Molson Canadian and Coors Light in Canada;

  •
  to keep the growth momentum and share gains building in the United Kingdom;

  •
  to capture cost synergies and other benefits of the Merger to build shareholder value; and

  •
  to determine the near- and long-term potential for our Kaiser business in Brazil.

Results of Operations

United States Segment

        The United States segment is focused on the production, marketing, and sale of the Coors portfolio of brands in the United States and its territories, including the results of RMMC and RMBC, and the sale of Molson products in the United States that, prior to the Merger, was conducted through a joint venture with Molson, Molson USA. The United States segment also includes a small amount of

Coors brand volume that is sold outside of the United States and its territories, primarily in Mexico and the Caribbean.

	Fiscal Year Ended
	December 26, 2004	Percent Change	December 28, 2003	Percent Change	December 29, 2002
	(In thousands, except percentages)
Volume in barrels	22,068	(0.8)%	22,257	(1.4)%	22,569

Net sales	$2,380,193	2.2%	$2,328,004	(0.1)%	$2,330,711
Cost of goods sold	(1,462,373)	0.2%	(1,459,961)	(0.6)%	(1,468,242)

Gross profit	917,820	5.7%	868,043	0.6%	862,469
Marketing, general and administrative expenses	(735,529)	5.8%	(695,195)	2.4%	(679,194)
Special items, net(1)	—	—	—	N/M	(6,363)

Operating income	182,291	5.5%	172,848	(2.3)%	176,912
Other income, net(2)	19,924	216.3%	6,299	48.6%	4,240

Earnings before income taxes(3)	$202,215	12.9%	$179,147	(1.1)%	$181,152

NM = Not Meaningful

(1)
The 2002 special items consist of expenses related to restructuring and the dissolution of our former can and end joint venture.

(2)
Consists primarily of gains from sales of non-operating assets, water rights, a royalty settlement and equity share of Molson USA losses.

(3)
Earnings before income taxes in 2004 includes $13,015 of the minority owners' share of income attributable to the RMBC and RMMC joint ventures.

Net sales and volume

        United States net sales improved $52.2 million or 2.2% in 2004, although sales volumes were lower year-over-year. Net sales per barrel also improved 3.1%, benefiting from a favorable industry pricing environment. Improved U.S. base pricing and lower price promotion levels contributed $46.7 million to sales and profitability. Our United States sales benefited from the introduction of Aspen Edge in early 2004 and strong growth from our Blue Moon and Zima XXX brands in the fourth quarter 2004 (a $10.7 million product mix impact). Collection of fuel price surcharges from customers added $4.6 million.

        Net sales for the United States segment decreased $2.7 million from 2002 to 2003. On a per barrel basis, net sales increased 1.3% while volume decreased 1.4% year-over-year. Net sales were impacted positively by favorable pricing in the United States ($37.4 million).

        The challenges over the past two years to our sales have included volume impacted negatively by growth of consumer interest in low-carbohydrate diets and flavored alcohol beverages, competition to the beer business from wine and spirits, and a mix shift toward lower revenue-per-barrel brands such as Keystone Light, which has experienced volume growth of 12% since 2002, offset in 2004 by higher sales of Aspen Edge, Zima XXX, and Blue Moon.

Cost of goods sold and gross profit

        U.S. segment cost of goods sold increased $2.4 million or 0.2% in 2004, compared to 2003. On a per barrel basis, the increase was approximately 1.0%. The increase is the net effect of inflation

(primarily higher fuel and packaging costs) ($15.1 million); as well as increased labor-related expenses ($12.1 million) and a mix shift to higher-cost brands and packages, such as Aspen Edge in 2004 ($10.9 million); offset by the lapping of extra expense related to our supply chain challenges in 2003 ($6.5 million); and the implementation of FIN 46R which had the effect of reducing our cost of sales by re-allocating certain joint venture expenses in our income statement out of cost of sales ($13.0 million).

        Overall, gross profit increased from 37.3% in 2003 to 38.6% in 2004, with pricing and other factors positively impacting revenue per barrel being the primary drivers.

        U.S. segment cost of goods sold decreased by $8.3 million or (0.6)% in 2003 versus 2002, but increased on a per barrel basis by 0.8%. The overall net increase in cost of goods per barrel was due to higher pension and other labor-related costs ($11.2 million) and additional costs due to information technology upgrades ($8.6 million); offset by lower volume, packaging rebates and cost savings from reorganizations in 2002. Our higher pension costs were the result of lower returns on pension assets in recent years and lower discount rates. In addition, we incurred approximately $6.5 million of increased costs in the fourth quarter of 2003, primarily related to extra freight, direct labor and finished goods loss associated with our new supply chain processes and systems implementation.

        Overall, gross profit increased from 37.0% to 37.3%, with pricing slightly outweighing the negative impacts to cost of goods per barrel.

Marketing, general and administrative expenses

        Marketing, general and administrative expenses increased $40.3 million in 2004, compared to 2003, or 5.8%. This represents an additional $2.10 per barrel increase. The increase is due to higher investments in sales and marketing efforts ($29.6 million), in addition to modestly higher labor-related costs ($5.1 million).

        Marketing, general and administrative expenses increased $16.0 million or 2.4% in 2003, compared to 2002. On a per barrel basis, marketing, general and administrative expenses increased 3.8% in 2003 compared to 2002. This increase was driven primarily by higher pension and benefit costs ($5.6 million) and higher spending levels related to information technology ($6.0 million).

Other income, net

        Other income increased by $13.6 million comparing 2004 to 2003. This is largely due to one-time gains from the sales of non-operating real estate in the fourth quarter of 2004 totaling nearly $12.0 million, and the receipt of a lump-sum royalty payment of $4.8 million in 2004 related to a court settlement.

Europe Segment

        The Europe segment consists of our production and sale of the CBL brands, principally in the United Kingdom, our joint venture arrangement relating to the production and distribution of Grolsch in the United Kingdom and Republic of Ireland, factored brand sales (beverage brands owned by other companies, but sold and delivered to retail by us), and our joint venture arrangement with Tradeteam for the physical distribution of products throughout Great Britain. It also includes the sale of Coors

Fine Light Beer in the United Kingdom and Coors Light in the Republic of Ireland, as well as a small amount of Coors brand volume sold in Asia, primarily in Japan and China.

	Fiscal Year Ended
	December 26, 2004	Percent Change	December 28, 2003	Percent Change	December 29, 2002(1)
	(In thousands, except percentages)
Volume in barrels	10,635	1.5%	10,478	13.0%	9,272

Net sales	$1,864,930	14.8%	$1,624,582	15.3%	$1,408,639
Cost of goods sold	(1,279,321)	13.5%	(1,126,822)	19.1%	(946,288)

Gross profit	585,609	17.6%	497,760	7.7%	462,351
Marketing, general and administrative expenses	(447,163)	16.4%	(384,094)	8.7%	(353,403)
Special item(2)	7,522	—	—	N/M	2,738

Operating income	145,968	28.4%	113,666	1.8%	111,686
Interest income	16,024	(6.6)%	17,156	4.7%	16,390
Other (expense) income, net	(5,655)	N/M	3,940	138.5%	1,652

Earnings before income taxes(3)	$156,337	16.0%	$134,762	3.9%	$129,728

N/M = Not meaningful

(1)
2002 results exclude the first five weeks of the fiscal year for CBL, which was prior to its acquisition.

(2)
The 2004 Special item represents the gain recognized on the sale of our Cape Hill property. The 2002 Special item is a cash payment on a debt from our former partner in a brewing business in South Korea.

(3)
Earnings before income taxes in 2004 includes $6,854 ($4,798, net of tax) of the minority owner's share of income attributable to the Grolsch joint venture.

Foreign currency impact on results

        Our Europe segment benefited from a 12.0% and 8.4% year-over-year increase in the value of the British pound sterling (GBP) against the U.S. dollar in 2004 and 2003, respectively. As a result of this exchange rate fluctuation, results from our Europe segment in 2004 are significantly higher than in the prior year; however, the increases are tempered by increased interest costs in the Corporate segment as a result of our hedging activities related to GBP-denominated debt. For example, Corporate unallocated expense was adversely affected by foreign currency increases on GBP denominated hedges by approximately $7.6 million in 2004. The following table summarizes the approximate effect the changes in the GBP exchange rate had on the Europe results as presented above in 2004 and 2003:

	Increase Due to Currency Effects(1)
	2004	2003
	(In thousands)
Net sales	$193,473	$126,071
Cost of goods sold	(129,611)	(88,950)

Gross profit	63,862	37,121
Marketing, general & administrative and special item	(47,311)	(29,115)

Operating income	16,551	8,006
Interest income	1,291	1,398
Other income (expense), net	(1,562)	397

Income before income taxes and minority interests	$16,280	$9,801

(1)
For 2004, assuming the same rates as 2003; for 2003, assuming the same rates as 2002.

Net sales and volume

        Net sales for the Europe segment increased 14.8% in 2004, while volume increased 1.5% from the previous year. Approximately 12.0% of the net sales increase represents the effect of GBP currency exchange rates. The volume growth was driven by the Carling and Grolsch brands, which grew volume for the year by approximately 7% and 6%, respectively. Volume growth for the year was restricted by the cooler and wetter summer weather in the United Kingdom compared to a record breaking summer in 2003 and the comparison to a period of high off-trade discounting in the first half of 2003.

        Our on-trade business, which represents approximately two-thirds of our Europe volume and an even greater portion of margin, saw volume decline marginally by (0.5%) compared to 2003. This compared to an overall on-trade market decline of 2.5% in the year, yielding a market share gain of approximately 0.7%. Our off-trade volume for 2004 increased approximately 6% over 2003, led by Carling and Grolsch. Our off-trade market share growth for the year was approximately 0.6 percentage points.

        In addition to the volume movements documented above, we had positive pricing in both the on-trade and the off-trade, and an increase in the sales value of factored brands. These gains were partially offset by negative channel and brand mix. Owned brand net sales per barrel increased approximately 2.6% for the year.

        Net sales for the Europe segment increased 15.3% in 2003, while volume increased 13.0% from the previous year. The significant increase in net sales and volume was partly due to our owning the CBL business for the full year in 2003 versus forty-seven weeks in 2002. GBP currency exchange rates accounted for 8.4% of the net sales increase. On a full year comparative basis, our sales volumes increased 6.7%. This growth was driven by the Carling and Grolsch brands, both of which grew volume by more than 10% during the year.

        Our on-trade business grew volume by approximately 5.0% compared to the full year 2002 as a result of strong sales execution, particularly with Carling and Carling Extra Cold, and unusually hot weather in the United Kingdom during the summer in 2003. In a declining on-trade market, this yielded a market share gain of approximately 1.5%.

        Our off-trade volume for 2003 increased approximately 13.0% over the comparable period in 2002, led by Carling and Grolsch.

        Contributing factors to this volume growth were the favorable summer weather and aggressive discounting, primarily in the first half of 2003. Our off-trade market share growth for 2003 was approximately one percentage point.

        Our positive volume in both the on- and off-trade and positive pricing in the on-trade were partially offset by a decline in our on-trade factored brand sales and, in the off-trade, heavy price discounting and mix shift toward lower revenue-per-barrel sales. The decline in sales of factored brands in the on-trade was driven by some of our large on-trade chain customers purchasing products from other suppliers.

Cost of goods sold and gross profit

        Cost of goods sold increased 13.5% in 2004 versus 2003, with approximately 12.0% of the increase being due to the effect of GBP currency exchange rates.

        The increase in local currency cost of goods sold was driven by increased volume and higher labor costs, together with a mix shift to the off-trade where products have higher packaging costs, and an increase in the value of factored brand purchases where the cost is included in our cost of goods sold.

        These increases were offset by the benefit to costs of goods sold of implementing FIN46R, and a reduction in contract packaging costs from 2003, where we contracted with regional brewers to package some of our off-trade volume while we were commissioning the new and upgraded packaging lines in our Burton brewery.

        On a per-barrel basis, cost of goods sold increased 11.9%; excluding the impact of GBP currency exchange rates cost of goods sold per barrel was broadly flat compared to 2003.

        Gross profit in the Europe segment increased 17.6%; and excluding the impact of GBP foreign exchange, gross profit increased 4.8%. Gross profit per barrel increased 15.9%, and by 3.3% excluding the impact of GBP foreign exchange. Gross profit as a percentage of net sales increased 0.8% during 2004.

        Cost of goods sold increased 19.1% in 2003 versus 2002. On a per-barrel basis, cost of goods sold increased 5.4%. The aggregate increase in cost of goods sold was driven by increased volume and higher GBP foreign exchange rates, coupled with owning the CBL business for the full year versus only a partial period in 2002. Also driving this increase, and the increase in the per barrel cost, was the reclassification of Tradeteam earnings from cost of goods sold to other income beginning in 2003 and the loss of income from contract brewing arrangements that substantially ceased near the end of 2002. Additionally, during the first three quarters of 2003, we incurred higher production costs as we contracted with regional brewers to package some of our off-trade volume while we were commissioning new packaging lines in our Burton brewery.

        We realized some benefit from right-sizing and improving our U.K. production infrastructure towards the latter half of 2003, which partially offset the increases noted above. The increases in cost of goods sold were also reduced by the decrease in factored brand volume where the purchase cost is included in our cost of goods sold, but the related volume is not included in reported volumes.

        Gross profit in the Europe segment increased 7.7% in 2003, compared to 2002; however, excluding the impact of GBP foreign exchange, gross profit was essentially flat despite the inclusion of a full year of sales in 2003. Gross profit per barrel decreased 4.7% and gross profit as a percentage of net sales decreased 2.2% during 2003 as a result of the reclassification of Tradeteam earnings to other income in 2003, and our contract packaging costs incurred as we commissioned the packaging lines in Burton.

Marketing, general and administrative expenses

        Europe marketing, general and administrative expenses increased 16.4% during 2004; and 14.7% on a per barrel basis. GBP foreign exchange accounted for the great majority of this increase.

        Various factors increased marketing, general and administrative expenses during 2004: (a) we had higher labor-related and information technology costs; (b) in 2003, costs were reduced by a one-time gain of $3.5 million before tax on the sale of the rights to our Hooper's Hooch FAB brand in Russia; and (c) implementation of FIN46R transferred costs from cost of goods sold into marketing, general and administrative costs. These increases were partly offset by decreased marketing costs. Spend on marketing core brands increased nearly 20% (including investment relating to the launch of Coors Fine Light Beer), however this was more than offset by a decrease in spending on non-core brands as the business has focused on its key growth brands for the future.

        Europe marketing, general and administrative expenses increased 8.7% during 2003 almost entirely due to exchange rates and the impact of the full year of ownership of CBL. On a per-barrel basis, marketing, general and administrative expenses decreased 3.8% year-over-year. Various factors impacted marketing, general and administrative expenses during 2003, which effectively off-set each other: (a) we had higher investments in sales staff and increased depreciation charges from investments in information systems and dispense equipment, the latter supporting the sales growth in the on-trade; (b) we were impacted by the loss of reimbursements from the transitional services arrangements with Interbrew S.A. that were set up following the CBL acquisition in February 2002 and largely concluded by the end of that year. These reimbursements were recorded as a reduction to marketing, general and administrative expenses in 2002; (c) we realized savings in employee bonus costs and directors' costs; and (d) the one-time gain of $3.5 million on the sale of the rights to our Hooper's Hooch FAB brand in Russia during the third quarter.

Other (expense) income, net

        The adverse movement in other (expense) income, net in 2004 was a result of a decline in Tradeteam operating performance, GBP currency exchange rate movements, and increased non-operating leasehold expenses.

        In 2003, other income increased as a result of the inclusion of Tradeteam income (included in cost of goods sold in 2002) and GBP currency exchange rate movements, partially offset by an increase in non-operating leasehold expenses.

Interest income

        Interest income is earned on trade loans to U.K. on-trade customers. Interest income decreased 6.6% in 2004 despite favorable GBP foreign exchange rates, as a result of lower loan balances in 2004. Interest income increased 4.7% in 2003 as a result of favorable GBP foreign exchange rates, the inclusion of an additional five weeks of results in 2003, netted against lower loan balances in 2003.

Canada Segment

        Prior to the Merger, the Canada segment consisted of our 50.1% interest in the Coors Canada partnership through which the Coors Light business in Canada was conducted. The partnership contracted with Molson for the brewing, distribution and sale of our products. Coors Canada managed all marketing activities for our products in Canada. In connection with the Merger, Coors Canada was dissolved into the Canadian business. Coors Light currently has a 9% market share, and is the largest-selling light beer and the 4th-best selling beer brand overall in Canada.

        Following the Merger, our Canada segment consists primarily of Molson's beer business including the production and sale of the Molson brands, principally in Canada, our joint venture arrangements related to the distribution of beer in Ontario and the Western provinces, Brewers Retail, Inc. (BRI) (consolidated under FIN46R), and Brewers Distribution Limited (BDL); and the Coors Light business in Canada.

	Fiscal Year Ended
	December 26, 2004	Percent Change	December 28, 2003	Percent Change	December 29, 2002
	(In thousands, except percentages)
Volume in barrels	—	—	—	—	—

Net sales(1)	$60,693	27.7%	$47,527	28.5%	$36,972
Cost of goods sold	—	—	—	—	—

Gross profit	60,693	27.7%	47,527	28.5%	36,972
Marketing, general and administrative expenses	969	N/M	114	(122.2)%	(513)
Special item	—	—	—	—	—

Operating income	61,662	29.4%	47,641	30.7%	36,459
Interest income	—	—	—	—	—
Other (expense) income, net	—	—	—	—	—

Earnings before income taxes	$61,662	29.4%	$47,641	30.7%	$36,459

N/M = Not meaningful

(1)
Net sales represent royalties to the Company from Coors Canada.

        Income from the Coors Canada partnership was higher in 2004 versus 2003 primarily as a result of improved product pricing for Coors Light ($9 million). A stronger Canadian dollar ($3 million) and higher beer volume ($1 million) also contributed to improved Canada results.

        Income from the Coors Canada partnership was higher in 2003 versus 2002 due to a stronger Canadian dollar versus the U.S. dollar ($5.3 million), higher Coors Light sales volume ($2.6 million), and improved pricing ($2.6 million).

Corporate

        Corporate includes interest and certain other general and administrative costs that are not allocated to the other operating segments. Corporate contains no sales or cost of goods sold, although certain royalty income and intangible administrative costs are absorbed by Corporate. The majority of these corporate costs relates to worldwide finance and administrative functions, such as corporate affairs, legal, human resources, insurance and risk management.

	Fiscal Year Ended
	December 26, 2004	Percent Change	December 28, 2003	Percent Change	December 29, 2002
	(In thousands, except percentages)
Net sales	$—	—	$—	—	$—
Cost of goods sold	—	—	—	—	—

Gross profit	—	—	—	—	—
Marketing, general and administrative expenses	(41,496)	54.9%	(26,784)	11.0%	(24,130)
Special items(1)	—	—	—	N/M	(2,642)

Operating loss	(41,496)	54.9%	(26,784)	N/M	(26,772)
Interest expense, net	(69,213)	(12.5)%	(79,106)	19.6%	(66,122)
Other (expense) income, net(2)	(1,323)	(28.2)%	(1,842)	(185.5)%	2,155

Loss before income taxes(3)	$(112,032)	4.0%	$(107,732)	18.7%	$(90,739)

N/M = Not Meaningful

(1)
Relate primarily to acquisition costs for CBL, including accounting, appraisal and legal fees not eligible for capitalization. Molson merger costs will primarily be capitalized in purchase accounting. Approximately $1.8 million were expensed in marketing, general and administrative expenses during 2004.

(2)
Consists of foreign currency exchange gains (losses), bank fees and gains on sales of investments.

(3)
Loss before income taxes in 2004 includes $1,595 of the minority owner's share of interest expense attributable to debt obligations of the RMMC joint venture.

Marketing, general and administrative expenses

        Marketing, general and administrative expenses were approximately $14.7 million higher in 2004, than 2003, due to increased incentive compensation costs ($7.5 million), other labor-related costs ($2.5 million), and Merger and regulatory-compliance costs ($1.5 million). Marketing, general and administrative expenses in 2003 increased significantly from 2002 for similar reasons, except for the cost of the Merger with Molson. Regulatory compliance costs have increased of necessity, due to implementation of procedures to comply with the Sarbanes-Oxley Act of 2002 over the past two years.

Interest expense, net

        Interest expense decreased 12.5% in 2004, compared to 2003 due to our pay down of debt and from swapping some of our debt from fixed to floating rates. Full-year 2004 debt repayments at $382 million were about 40% above 2003. Our cash flow and debt pay down benefited from asset monetization and capital spending discipline in 2004. In the three years since we bought the U.K. business, we have repaid $862 million of debt principal as of year-end 2004.

        Interest expense increased $13.0 million or 19.6% in 2003. This increase was driven by having our fixed-rate debt structure in place for the full year in 2003 versus only eight months in 2002 and the currency appreciation on our GBP-denominated term debt prior to its payoff in August 2003. The increase is also due to our cross-currency swap structure and our GBP-denominated interest expense. Partially offsetting these factors was the implementation of our lower interest rate commercial paper program in June 2003, the initial proceeds of which we used to pay down approximately $300 million of higher-rate GBP-denominated term debt.

Liquidity and Capital Resources

        Our primary sources of liquidity are cash provided by operating activities, external borrowings and asset monetization. As of December 26, 2004, including cash and short-term borrowings, we had positive working capital of $91.3 million compared to negative working capital of $54.9 million at December 28, 2003. At December 28, 2003, cash and cash equivalents totaled $19.4 million, compared to $123.0 million at December 26, 2004. The improvement in our working capital is due to the consolidation of RMMC, RMBC and Grolsch ($28 million) and cash management. The increase in cash is mainly due to cash acquired when our joint ventures were consolidated in the first quarter of 2004 ($20.8 million), cash received from Interbrew ($25.8 million) related to the settlement of a pension liability dispute and reduced capital spending (approximately $28.9 million).

        We believe that cash flows from operations and cash provided by short-term borrowings, when necessary, will be sufficient to meet our ongoing operating requirements, scheduled principal and interest payments on debt, dividend payments and anticipated capital expenditures. However, our liquidity could be impacted significantly by a decrease in demand for our products, which could arise from competitive circumstances, a decline in the acceptability of alcohol beverages, any shift away from light beers and any of the other factors we describe in the section titled "Risk Factors." We also have credit facilities that contain financial and operating covenants, and provide for scheduled repayments, that could impact our liquidity on an ongoing basis.

        We continue to evaluate opportunities to supplement our operating cash flow through potential monetization of assets. During the second quarter of 2004, CBL outsourced the ownership, procurement and tracking of its approximately 1.2 million kegs and casks with TrenStar, Inc. As a result, we received a cash payment of approximately £28 million ($50 million at second quarter rates). In the fourth quarter of 2004, we sold certain land holdings in Golden, Colorado and received cash related to the sale of our Cape Hill facility in the U.K. In total, our proceeds from asset monetization in 2004 were $72.1 million.

Operating Activities

        Net cash provided by operating activities decreased by $28.9 million, compared to 2003. The decrease is primarily due to an increase in cash taxes in 2004 versus 2003 when favorable finalization of tax audits resulted in refunds, offset by the reporting of additional cash flows as a result of consolidating certain joint ventures in 2004. Also, improved sales at the end of 2004, compared to 2003 resulted in higher receivable and inventory balances, which served to lower cash flows from operations in 2004.

        Net cash provided by operating activities increased $283.9 million in 2003 compared to 2002. The decrease was attributable primarily to cash provided by trade receivables and payables in 2003—the result of continued emphasis on working capital management by improving receivable collection in the United Kingdom, the favorable impact of tax audits in 2003 and managing the purchasing cycle throughout the company in 2003.

Investing Activities

        Cash used in investing activities decreased $147.2 million during 2004, compared to 2003. This improvement is attributable to reduced capital spending in 2004, cash received from the sale of kegs in the U.K., and the pension settlement received in 2004 from Interbrew. Also, we presented as an investing activity the inclusion of the opening cash balances of the joint ventures we began consolidating during the first quarter of 2004 as result of implementing FIN 46R (see Note 3 in the accompanying Consolidated Financial Statements in Item 8 in Exhibit 99.7).

        During the fiscal year ended December 28, 2003, we used net cash of $214.6 million in investing activities compared to $1.6 billion used in 2002. The decrease in net cash used is due to the $1.6 billion payment, net of cash acquired, made to purchase CBL in 2002. However, excluding our 2002 $1.6 billion payment to acquire CBL, total cash used in investing activities increased approximately $231.2 million compared to the same period in 2002, mainly due to the absence of sales and maturities of investments in 2003 versus 2002. A significant amount of investments was sold in 2002 to help fund the acquisition of CBL.

Financing Activities

        Net cash used in financing activities was $335.6 million in 2004, compared to $357.4 million in 2003. The change is mainly the result of increased repayments of debt in 2004, offset by cash received from increased stock option exercises during the year. We have also included a new item, "Dividends paid to minority interest holders," in the Financing activities section of our Consolidated Statements of Cash Flows. This item represents distributions from our joint ventures consolidated as result of FIN 46R to the minority interest holders in those joint ventures. There is no significant net impact to cash flows as a result of the adoption of FIN 46R. However, from a year-over-year comparison standpoint, cash flows from operating activities have been increased and cash flows from financing activities have been decreased as a result of classifying dividends paid to minority interest holder in financing activities.

        Net cash used in financing activities was $357.4 million in 2003, representing a $1.6 billion decrease from cash provided by financing activities in 2002. This decrease is primarily attributable to the $2.4 billion proceeds from issuance of debt in 2002, partially offset by larger payments on debt and capital lease obligations in 2002. Debt-related activity in 2003 reflected net payments of long- and short-term debt totaling $297.1 million whereas in 2002, debt-related activity reflected a net increase in long- and short-term debt of $1.3 billion, due primarily to borrowings related to our acquisition of CBL.

        Our total borrowings as of December 26, 2004, were composed of the following:

	As of
Description	December 26, 2004	December 28, 2003
	(In thousands)
Short-term borrowings	$12,500	$21,309

Senior private placement notes	$—	$20,000
6 3/8% Senior notes due 2012	856,971	854,043
Senior Credit Facility	—	86,000
Commercial paper	—	249,645
Other	62,735	20,006

Total long-term debt (including current portion)	919,706	1,229,694
Less current portion of long-term debt	(26,028)	(69,856)

Total long-term debt	$893,678	$1,159,838

        The aggregate principal debt maturities of long-term debt and short-term borrowings for the next five fiscal years are as follows:

Amount
(In thousands)
2005	$38,528
2006	4,202
2007	4,202
2008	4,202
2009	4,202
Thereafter	876,870

Total	$932,206

        We incurred significant debt in 2002 to finance the purchase of CBL. Since the acquisition, we have used cash from operating activities and from asset monetization, net of capital expenditures and other cash used in investing activities, to make payments on our debt obligations.

        Some of our debt instruments require us to meet certain covenant restrictions, including financial tests and other limitations. As of December 26, 2004, we were in compliance with all of these covenants.

        A special dividend equal to Cdn. $652 million ($523 million) was paid to the holders of record of Molson stock on February 8, 2005, as a condition for completing the Merger. As a result, the newly combined company has increased its debt obligations to pay the dividend.

        A new bank facility was negotiated in connection with the Merger, which has financed the cash requirements of the special dividend. We intend to refinance these obligations during 2005, with permanent financing.

        Standard & Poors downgraded our credit rating from BBB+ to BBB subsequent to the Merger. Concerns regarding the health of the Brazilian and Canadian businesses influenced this decision, in addition to the debt burden as a result of the special dividend. Our Moody's credit rating is Baa2.

Contractual Obligations and Commercial Commitments

Contractual Cash Obligations as of December 26, 2004

	Payments Due By Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In thousands)
Long term debt, including current maturities(1)	$932,206	$38,528	$8,404	$8,404	$876,870
Interest payments(2)	419,330	58,210	113,300	113,500	134,320
Derivative payments(2)	506,270	70,970	141,940	135,580	157,780
Retirement plan expenditures(3)	201,294	88,328	29,652	25,363	57,951
Operating leases	100,316	25,579	34,714	14,949	25,074
Capital leases(4)	6,433	4,345	2,088	—	—
Other long-term obligations(5)	3,600,774	827,766	1,100,623	815,808	856,577

Total obligations	$5,766,623	$1,113,726	$1,430,721	$1,113,604	$2,108,572

(1)
We have had several significant changes to our debt obligations in 2004: (a) Due to the implementation of FIN46R in the first quarter, we consolidated the RMMC accounts, including approximately $45 million of notes payable. The debt proceeds have been used by RMMC to finance capital improvements, and totaled $40.9 million at December 26, 2004. ACC and CBC have guaranteed payment of the debt. (b) At December 28, 2003, we had $86.0 million outstanding in an unsecured senior credit facility consisting of a U.S. dollar-denominated amortizing term loan. We paid the outstanding balance off in full during the first quarter of 2004. (c) In June 2003, we issued approximately $300 million in commercial paper. At December 26, 2004, we had no balance outstanding. Subsequent to December 26, 2004, and coincident with the Merger, we, as a combined company, added approximately Cdn. $652 million ($523 million) of debt related to the payment of a special dividend to the Molson shareholders. Merger-related debt is not reflected in this table.

(2)
The "interest payments" line includes interest on our bonds and other borrowings outstanding at December 26, 2004, excluding the positive cash flow impacts of any interest rate or cross currency swaps. Current floating interest rates and currency exchange rates are assumed to be constant throughout the periods presented. The "derivative payments" line includes the interest rate swap and cross currency swap payment obligations only, which are paid to counterparties under our interest rate and cross currency swap agreements. Current floating interest rates and currency exchange rates are assumed to be constant throughout the periods presented. We will be receiving a total of $462.4 million in fixed rate payments from our counterparties under the swap arrangements, which offset the payments included in the table. As interest rates increase, payments to our counterparties will also increase. Net interest payments, including swap receipts and payments, over the periods presented are as follows. This table excludes interest payments or derivative activity contemplated as a result of the Merger.

	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Interest and derivative payments, net of derivative receipts	$463,140	$67,010	$130,780	$123,260	142,090
(3)
Represents expected contributions under our defined benefit pension plans in the next twelve months and our benefits payments under retiree medical plans for all periods presented.

(4)
Includes a U.K. sale-leaseback included in a global information services agreement signed with Electronic Data Systems (EDS) late in 2003, effective January 2004, and totaling $6.4 million at December 26, 2004. The new EDS contract includes services to our United States and Europe operations and our corporate offices and, unless extended, will expire in 2010.

(5)
Approximately $1.9 billion of the total other long-term obligations relate to long-term supply contracts to purchase raw material and energy used in production, including our contract with Graphic Packaging Corporation, a related party, dated March 25, 2003. Approximately $1.1 billion relates to commitments associated with Tradeteam in the United Kingdom. The remaining amounts relate to sales and marketing, information technology services, open purchase orders and other commitments, and exclude any purchasing synergies related to the Merger.

Other Commercial Commitments as of December 26, 2004

	Amount of Commitment Expiration Per Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In thousands)
Standby letters of credit	$12,084	$12,084	$—	$—	$—

Total commercial commitments	$12,084	$12,084	$—	$—	$—

Advertising and Promotions

        As of December 26, 2004, our aggregate commitments for advertising and promotions, including marketing at sports arenas, stadiums and other venues and events, total approximately $170.0 million over the next five years.

Capital Expenditures

        In 2004, we spent approximately $211.5 million on capital improvement projects worldwide. Of this, approximately half was in support of the Europe business and half was for the U.S. business. We currently plan capital expenditures to be significantly higher as a result of the merger. Base capital spending in the U.S. and U.K. is expected to be approximately $300 million, with the increase in 2005 due mainly to the build-out of the Shenandoah facility to a full brewery. Base capital spending in Canada and Brazil is expected to approximate $80 million, while capital spending in the U.S. and Canada to support synergies is estimated at $50-$60 million in 2005.

Pension Plans

        During 2004 the combination of investment returns and our contributions of approximately $95 million to our combined plans resulted in a slightly improved funded position at year end 2004 versus year end 2003, despite a continued decline in discount rates. At year-end 2004, the accumulated pension benefit obligations exceeded the fair value of the plan assets on a consolidated U.S. dollar basis by approximately $409.1 million, compared to $410.8 million at the end of 2003. We experienced actuarial losses in 2004 due to higher than expected early retirements in the U.S. Plan and we have taken a charge to equity of $42.3 million, pre-tax in 2004 for additional minimum liabilities (See Item 8, Note 14, "Other Comprehensive Income"). At year-end 2004, our consolidated projected benefit obligations were $3.0 billion and the accumulated benefit obligations were $2.7 billion. The amounts reflected in the Consolidated Balance Sheets for accrued pension liability, accumulated other comprehensive loss and intangible asset in 2004 are $409.1 million, $401.7 million ($259.7 million, net of tax), and $34.7 million, respectively. In 2004, consolidated pension expense was $43.7 million, which represented approximately 1.1% of consolidated cost of goods sold and other operating expenses.

        It is our practice to fund amounts for pensions at least sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. Pension contributions on a consolidated basis were $95.0 million during 2004. We anticipate making voluntary contributions of approximately $78.2 million in 2005 to pension plans (including supplemental executive plans) in the U.S. and U.K., and required contributions in Canada. However, management may increase these funding levels in evaluating 2005 spending priorities. For further information regarding pension plan assets, refer to Note 15, "Employee Retirement Plans" in Item 8, Financial Statements and Supplementary Data, Exhibit 99.7.

        In 2004, our actuarially assumed long-term rates of return on plan asset investments were 9.0% for the U.S. Retirement Plan and 7.8% for the U.K. Plan. In selecting those assumptions, we considered investment returns by asset class and applied the relevant asset allocation percentages. The discount rates used to determine pension expense in 2004 of 6.25% and 5.625% were based on prevailing yields of high-quality corporate fixed income investments and relevant indices in the United States and the United Kingdom, respectively.

        On a consolidated basis, we had unrecognized net actuarial losses of $616.4 million and $598.0 million at December 26, 2004 and December 28, 2003, respectively. Actuarial losses are primarily comprised of cumulative investment returns that are lower than actuarially assumed investment returns and liability losses due to increased pension liabilities and falling interest rates. Pension expense includes amortization of these actuarial losses after they exceed certain thresholds. As a result of losses in excess of the thresholds, we recorded actuarial loss of $14.9 million in 2004 and $9.1 million in 2003. We anticipate pension expense for the U.S. and U.K. plans will decrease from the $43.7 million in 2004 to approximately $37.7 million in 2005. The expected decrease in consolidated pension cost is due to the impacts of higher actuarial loss amortization and GBP foreign exchange, net of changes in plan features announced subsequent to 2004 (see Note 20, "Subsequent Events" in Exhibit 99.7).

Special Items, net

Cape Hill Brewery Sale

        We sold our Cape Hill brewery property in May 2004 for £26 million (approximately $50 million at current exchange rates), with £6 million payable to us in 2004 and £20 million due in 2005, resulting in a one-time pretax gain of approximately £4 million ($7.5 million, which has been included in Special items on the accompanying Consolidated Statement of Income). We recorded an insignificant portion of the ultimate gain in the second quarter of 2004 under the installment method. We recorded the remaining gain on sale in the fourth quarter of 2004 after the remaining 2004 payment was received. The note receivable is included in other current receivables.

        In 2002, we recorded charges related to the closing of our Cape Hill brewery, which were included as part of our purchase accounting upon the acquisition of CBL. Closure of the Cape Hill brewery commenced in July 2002 with the shut down of the kegging line. All production ceased in December 2002, at which time the assets, which were included in properties, net, were reclassified as held-for-sale. No impairment was taken on the assets, as their market value exceeded their carrying value. The payment of severance and other termination benefits started in July 2002 and was completed in December 2004. We reduced goodwill for unpaid restructuring liabilities upon full gain recognition in December 2004. The closure of the Cape Hill brewery was possible as a result of the cessation of the production contract for Interbrew U.K. Ltd., which was in existence upon acquisition of CBL. We estimate the annual savings from the Cape Hill closure, net of the loss of income from the Interbrew U.K. Ltd production contract, approximate £11 million (approximately $20 million), reflected primarily in cost of goods sold.

2002 Special Items

        During 2002, we incurred net pretax special charges of $6.3 million. We recorded special charges of $2.7 million related to acquisition costs for CBL, including accounting, appraisal and legal fees. Offsetting these charges was a credit of $2.8 million related to cash payments received on a debt due to us from our former partner in a brewing business in South Korea. We also incurred net restructuring charges of $6.4 million primarily related to restructuring initiatives in our U.S. operations and Golden Brewery business in an effort to consolidate and lower our future overhead costs. The restructuring charges consisted primarily of employee severance costs, which were paid during 2003. We estimate annual savings from the U.S./Golden restructuring programs approximate $10 million, reflected primarily in cost of goods sold.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

        This document and the documents incorporated in this document by reference contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements.

        The forward-looking statements are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as "believes," "expects," "anticipates," "intends," "will," "may," "could," "would," "projects," "continues," "estimates," or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

        The forward-looking statements contained or incorporated by reference in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our plans, intentions, beliefs or current expectations.

        Among the important factors that could cause actual results to differ materially from those indicated by forward-looking statements are the risks and uncertainties described under "Risk Factors" and elsewhere in this document and in our other filings with the SEC.

        Forward-looking statements are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this document are made as of the date of this document and we do not undertake any obligation to update forward-looking statements to reflect new information, subsequent events or otherwise.

Outlook for 2005

United States Segment

        Our U.S. segment results will continue to be driven by volume and pricing in 2005. The low-carb diet trend began to decline during 2004, which we believe has eased some of the competitive pressure on Coors Light. Still, the beer category faces significant challenges, as evidenced by soft industry sales to retail in the fourth quarter. In this environment, we have strengthened our marketing and sales efforts, especially behind Coors Light. This is reflected in the new ad creative for Coors Light that we rolled out in the fourth quarter, as well as in our refocused sales efforts, especially on chain and key accounts. We believe that these and other initiatives contributed to the fourth quarter improvement in Coors Light sales-to-retail trends, and we are working to carry that momentum into 2005. The U.S. beer-pricing environment remains generally positive, despite some recent increases in discounting in a few important markets.

        We have announced plans to close our Memphis brewery, as part of the expected synergies related to the Merger with Molson. We expect to begin transitioning Memphis production to other facilities late in 2005. Costs related to the Memphis closure are currently being determined, with estimated annual savings of approximately $32 to $35 million per year. We plan for U.S. marketing, general & administrative spending for 2005 to be up at a low-to-mid-single-digit percentage rate, in line with the trend over the last several years.

        The U.S. business recently announced certain retirement plan changes to be effective in the third quarter of 2005, enacted with the intent to better match employees' retirement needs and to curb the increased costs related to these plans. The U.S. business expects to incur approximately $52 million of combined retirement plan costs (including retiree medical), and to contribute approximately $52 million to the U.S. plans during 2005; however, larger contributions are being considered. Because these costs are allocated between cost of sales and marketing, general and administrative expenses according to headcount, the majority of the cost savings in future years from the plan amendments in 2005 will be realized in cost of sales.

Europe Segment

        In Europe, we expect continued volume growth in 2005 with anticipated share gains in both our on-trade and our off-trade businesses. Volumes in the first half of 2005, however, will face particularly challenging comparisons due to market trends and the beneficial impact in 2004 of the Euro 2004 football (soccer) tournament. Our pricing trends are expected to continue to be positive within both the on-trade and the off-trade channels during 2005, but this will be at least partially offset by the adverse impact of the continued market shift to lower margin sales channels. We also anticipate that shifts in our factored brand sales (beverage brands owned by other companies but delivered to retail by us) will continue to have an adverse financial impact during 2005.

        We anticipate that a shift in our mix from on-trade to off-trade will increase our cost of goods sold due to the higher packaging costs on sales to the off-trade. We expect these and other inflationary cost increases to be partly offset by continued efficiencies in the supply chain.

        Marketing, general and administrative spending is likely to be modestly higher in 2005 as a result of front-end investments and higher overhead expenses, largely on the dispense equipment required to support our strong on-trade market position.

        Other income is expected to decrease in 2005 due to the continued pressures on Tradeteam operating performance.

Other

Molson Coors Merger

        The Merger will have a significant impact on our 2005 results, due in part to the following items:

  •
  A number of management action plans to obtain synergies are being considered, and many of these could have a significant impact on financial results and cash flows.

  •
  The beer business in Canada is a mature market with aggressive competition from one large competitor, many importers, and regional and micro brewers. Price discounting in Canada significantly increased in 2004.

  •
  The beer business in Brazil has been very difficult, resulting in operating losses, asset write-offs, and other restructuring actions since Molson acquired the business in 2002. In addition, results will be impacted by the addition of an additional foreign currency—the Brazilian Real.

  •
  Debt increased as a result of the approximately Cdn. $652 million ($523 million) special dividend awarded to Molson shareholders before the Merger.

  •
  Cost synergies of $175 million, $50 million of which will be captured and used to boost profits in 2005.

  •
  Tax and interest benefits of the merger are estimated to exceed $25 million annually.

  •
  Molson assets will be revalued to fair market value, resulting in higher depreciation and amortization for the merged company.

  •
  Our effective tax rate will be more volatile due to the accrual of U.S. income taxes on Canada's earnings and profits, which will be hard to predict based on purchase price adjustments that are anticipated to occur throughout 2005.

  •
  Molson employees in Canada are covered by a number of defined benefit pension plans. We will value the company's net liability with respect to the Canadian pension plans as part of purchase price accounting. Employees in Brazil are not covered by company-sponsored defined pension plans. Our pension obligations will substantially increase, as we include Molson's pension and the pension in the Brewers Retail Inc., joint venture which we expect to consolidate under FIN 46R.

  •
  We will make significant cash outlays for Merger-related expenses.

Debt Structure

        A special dividend equal to Cdn. $652 million ($523 million) was paid to the holders of the Molson stock on February 8, 2005, as a condition for completing the Merger. As a result, the newly combined company has increased its debt obligations to pay the dividend.

        Subsequent to the Merger we established a $1.3 billion bridge facility which was used to finance the special dividend and will be used to refinance Molson's existing debt. We also established a $1.4 billion, five-year credit facility which was used to refinance the special dividend and will also be used for general corporate purposes and as a commercial paper back-stop. Subsequent to establishing both of these facilities, the existing bank financing at both Molson and Coors was terminated.

Molson's Canada Segment

        We will work to reverse negative volume trends for some of Molson's key brands, especially in the Western provinces of Canada. As a result, we expect selling and marketing costs in Canada to increase as volume growth becomes a priority.

Molson's Brazil Segment

        We will evaluate the near- and long-term potential of the Kaiser business in Brazil during the first half of 2005, which could include significant changes to the business.

Other

        In addition to Merger-related changes, our full-year 2005 consolidated results will also be lapping approximately $24.9 million in one-time pretax gains in 2004 (or 45 cents per share after tax), mostly from non-operating land sales. We will continue to pursue opportunities to prudently monetize non-core and non-operating assets in 2005.

Rights on Change of Control

        Coors has agreements with 12 executive officers, and certain other members of management relating to a change of control of Coors. The Merger constituted a change in control of Coors under these agreements as the Adolph Coors, Jr. Trust no longer has voting control of Coors, and as the Board of Directors of the merged company no longer has a majority of directors who were directors of Coors prior to the Merger. Certain terms of these agreements were triggered by the Merger. These agreements generally provide for continued compensation and benefits for a period of two years following the change of control.

        In addition, these employees are entitled to severance benefits if triggering events specified in the agreement occur. These events include direct or constructive termination without cause, resignation for good reason or resignation by the employee during a 30-day period beginning one year after the change of control. Upon a triggering event, the officer will be paid a multiple of annual salary and bonus and will receive continued health, pension and life insurance benefits. For terminated executives and officers, stock option exercises are subject to a floor price equal to the price of Coors' stock on the date of the change of control.

        For each of Coors' then Chairman and Chief Executive Officer, the compensation includes a payment for the rest of the current year plus three times annual salary, bonus and fringe benefits, plus benefits for the equivalent of three years coverage, plus three years credit for additional service toward pension benefits. For all other executive officers with these agreements, the compensation includes a payment for the rest of the current year plus two times annual salary, bonus and fringe benefits, plus two years equivalent benefit coverage, plus vesting and credit for two years additional service toward pension benefits.

        The Company is currently in discussions with each employee covered by the change in control agreements. In return for forfeiting their rights under the agreements, some executives are being offered a retention plan. The impact on future financial results of employees leaving the company or staying under the retention plans has not been determined at this time.

Performance Based Options and Restricted Shares

        The Merger transaction with Molson resulted in the vesting of all outstanding stock options and restricted share units held by employees of both Molson and Coors with the exception of performance based options and restricted share units held by the CEO of Molson. There are 288,000 stock options subject to performance based criteria, and 18,000 restricted shares that can increase to 54,000 based on defined performance criteria. The company will account for both the performance-based stock options and restricted stock under variable accounting, which could have an impact on future financial results depending on the likelihood of meeting the performance targets.

Critical Accounting Estimates

        Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. We review our accounting policies on an on-going basis. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ materially from these estimates under different assumptions or conditions. We have identified the accounting estimates below as critical to our financial condition and results of operations:

Allowance for Doubtful Accounts

        In the United States segment, our allowance for doubtful accounts and credit risk is insignificant as the majority of the U.S. segment accounts receivable balance is generated from sales to independent distributors with whom we have a predetermined collection date arranged through electronic funds transfer. Also, in the U.S. segment, we secure substantially all of our credit risk with purchase money security interests in inventory and proceeds, personal guarantees and other letters of credit.

        Because the majority of CBL sales are directly to retail customers and, because of the industry practice of making trade loans to customers, our ability to manage credit risk in this business is critical. At CBL, we provide allowances for trade receivables and trade loans associated with the ability to collect outstanding receivables from our customers. Generally, provisions are recorded to cover the full exposure to a specific customer (total amount of all trade accounts and loans from a specific customer less the amount of security and insurance coverage) at the point the account is considered uncollectible. We record the provision as a bad debt in general and administrative expenses. Provisions are reversed upon recoverability of the account or relieved at the point an account is written off.

        We are not able to predict changes in financial condition of our customers and, if circumstances related to our customers deteriorate, our estimates of the recoverability of our trade receivables could be materially affected, and we may be required to record additional allowances.

Pension and Postretirement Benefits

        We have defined benefit plans that cover the majority of our employees in the U.S. and the U.K. We also have postretirement welfare plans in the U.S. that provide medical benefits for retirees and eligible dependents and life insurance for certain retirees. The accounting for these plans is subject to the guidance provided in Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" (SFAS No. 87) and Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" (SFAS No. 106). Both of these statements require that management make certain assumptions relating to the long-term rate of return on plan assets, discount rates used to measure future obligations and expenses, salary increases, inflation, health care cost trend rates and other assumptions. We believe that the accounting estimates related to our pension and postretirement plans are critical accounting estimates because they are highly susceptible to change from period to period based on market conditions.

        We performed an analysis of high yield bonds at the end of 2004 and compared the results to appropriate indices and industry trends to support the discount rates used in determining our pension liabilities in the United States and in the United Kingdom for the year ended December 26, 2004. Discount rates and expected rates of return on plan assets are selected at the end of a given fiscal year and impact expense in the subsequent year. A fifty basis point change in certain assumptions made at the beginning of 2004 would have had the following effects on 2004 pension expense:

	Impact to 2004 Pension Costs— 50 basis points
Description of Pension Sensitivity Item	Reduction (Unfavorable)	Increase (Favorable)
	(In millions)
Expected return on U.S. plan assets, 9.0% in 2004	$(2.5)	$2.5
Expected return on U.K. plan assets, 7.5% in 2004	$(7.0)	$7.0
Discount rate on U.S. projected benefit obligation, 6.25% in 2004	$(2.7)	$2.7
Discount rate on U.K. projected benefit obligation, 5.63% in 2004	$(7.5)	$7.5

        Assumed health care cost trend rates have a significant effect on the amounts reported for the retiree health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-percentage- point increase (Unfavorable)	One-percentage- point decrease (Favorable)
	(In thousands)
Effect on total of service and interest cost components	$318	$(429)
Effect on postretirement benefit obligation	$3,668	$(4,818)

        Both U.S. and U.K. plan assets consist primarily of equity securities with smaller holdings of bonds and real estate. Equity assets are well diversified between domestic and other international investments, with additional diversification in the domestic category through allocations to large-cap, small-cap, and growth and value investments. Relative allocations reflect the demographics of the respective plan participants. The following compares target asset allocation percentages as of February 25, 2005 with actual asset allocations at December 26, 2004:

	U.S. Plan Assets		U.K. Plan Assets
	Target Allocations	Actual Allocations	Target Allocations	Actual Allocations
Equities	80.0%	80.8%	65.0%	66.0%
Fixed Income	11.0%	13.8%	28.0%	26.9%
Real Estate	9.0%	5.3%	7.0%	6.2%
Other	—	0.1%	—	0.9%

        In July 2004, we received £14 million (approximately $26 million at then-current exchange rates) from Interbrew, related to mistakes in pension participant data when CBL was purchased in 2002. The corrected data increased our pension liability at the time of the acquisition (approximately £21 million or $38 million at then current exchange rates). Goodwill associated with the purchase price of CBL was adjusted for the change in the pension liability and for the cash collected from Interbrew during the third quarter. The net effect of adjusting goodwill for the pension liability and the cash received was insignificant. The effect on equity was to increase other comprehensive income by $26.8 million, net of tax by reducing the minimum pension liability. The effect of the adjustment to pension expense will be to reduce amortization of actuarial losses by approximately £21 million (approximately $38 million at current exchange rates) over the remaining working lives of participants (estimated 10 years), and increase the interest component of annual service cost by approximately £1 million or $2 million.

Contingencies, Environmental and Litigation Reserves

        We estimate the range of liability related to environmental matters or other legal actions where the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. As additional information becomes available, we assess the potential liability related to our pending matter and revise our estimates. Costs that extend the life, increase the capacity or improve the safety or efficiency of company-owned assets or are incurred to mitigate or prevent future environmental contamination may be capitalized. Other environmental costs are expensed when incurred. We also expense legal costs as incurred. The most significant estimates that could impact our financial statements relate to the Lowry Superfund site (See Exhibit 99.7, Item 8, Note 18).

Goodwill and Other Intangible Asset Valuation

        We adopted the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141) on July 1, 2001, and No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on December 31, 2001. We evaluate the carrying value of our goodwill and other indefinite-lived intangible assets annually, and we evaluate our other intangible assets when there is evidence that certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant judgments and assumptions are required in the evaluation of intangible assets for impairment, most significantly the estimated future cash flows to be generated by these assets and the rate used to discount those cash flows. For our brewing business goodwill and intangibles we used a rate of 8.0% to discount our cash flows during our annual valuation in 2004, which is a rate we believe to be representative of the weighted average cost of capital for similar assets in 2004. Changes in these estimates could have an adverse impact on the valuation of goodwill and other intangible assets, thereby requiring us to write down the assets.

Derivatives

        We use derivatives in the normal course of business to manage our exposure to fluctuations in production and packaging material prices, interest rates and foreign currency exchange rates. By policy, we do not enter into such contracts for trading purposes or for the purpose of speculation. All derivatives held by us are designated as hedges with the expectation that they will be highly effective in offsetting underlying exposures. We account for our derivatives on the Consolidated Balance Sheet as assets or liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, incorporating FASB Statements No. 137, 138 and 149." (SFAS No. 133), which we early adopted on December 28, 1998. Such accounting is complex, as evidenced by significant interpretations of the primary accounting standard, which continues to evolve, as well as the significant judgments and estimates involved in the estimation of fair value in the absence of quoted market values. These estimates are based upon valuation methodologies deemed appropriate in the circumstances; however, the use of different assumptions could have a material effect on the estimated fair value amounts.

Income Taxes

        We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) Judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our global business, there are many transactions for which the ultimate tax outcome is uncertain. Additionally, our income tax provision is based on calculations and assumptions that are subject to examination by many different tax authorities. We adjust our income tax provision in the period it is probable that actual results will differ from our estimates. Tax law and rate changes are reflected in the income tax provision in the period in which such changes are enacted.

        We have not elected to permanently invest our foreign earnings in accordance with Accounting Principles Board No. 23. As a result, we have recorded a net deferred tax liability on the un-remitted earnings of our U.K. subsidiary that would be subject to U.S. tax if repatriated. In conjunction with this calculation, we estimate associated earnings and profit adjustments, potential foreign tax credits and cumulative translation adjustments relating to the GBP foreign exchange rates.

        We do not provide deferred taxes on certain outside basis differences in our acquired foreign subsidiary's stock, Coors Brewers Limited (CBL). This outside basis difference is permanent in duration under SFAS 109 because we do not intend to take any action that would result in recognizing the gain inherent in certain book-over-tax basis differences. As a result, differences between book and tax treatment of income statement items in our U.K. business are treated as permanent. This treatment increases the volatility of our effective tax rate.

        We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we consider future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period a determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. Reductions to the valuation allowance related to the acquisition of CBL that relate to deferred taxes arising from that acquisition would reduce goodwill, unless the reduction was caused by a change in law, in which case the adjustment would impact earnings.

        The recently passed "American Jobs Creation Act of 2004" provides, among other things, a deduction with respect to income of certain U.S. manufacturing activities and allows for favorable taxing on repatriation of offshore earnings. Although the provisions of the Act do not impact the fiscal year 2004 financial statements under current accounting rules, the Act will likely impact our financial statements in future periods. We are currently evaluating the financial impact of this Act.

Equity Method Accounting

        We generally apply the equity method of accounting to 20%-50% owned investments where we exercise significant influence, but for which consolidation is not required under FIN 46R. As described below, we have an equity ownership in, and conduct business with various joint ventures, which directly relate to our beer business. There are no related parties that own interests in our equity method investments (see further discussion in Exhibit 99.7, Item 8, Note 4).

        Coors Canada was a general partnership that was formed to market CBC products in Canada. We owned a 50.1% interest in this non-consolidated joint venture that we accounted for using the equity method of accounting due to the effective control of the partnership being shared equally by the partners under the operating agreement. All manufacture, distribution and sale of CBC branded beers were contracted to Molson by the partnership. The partnership never took title to the beer. It was paid an amount equal to the sales proceeds Molson receives from third-party customers, less the amounts retained by Molson for its manufacture, distribution and sale of the CBC branded products. We reflect this amount in net sales in our Consolidated Statements of Income. Coors Canada was dissolved into our Canadian operations effective with the Merger. Coors Light sold in Canada is regarded as part of the Canada segment.

        In 2004 and 2003, we included our entire share of CBL's Tradeteam joint venture results in the other income, net line of our Consolidated Statements of Income, given the immateriality of its results. In 2002, we included our share of Tradeteam results in cost of goods sold. This change in presentation was attributable to Tradeteam no longer being a captive provider of distribution and logistics services to

CBL. In November 2002, Tradeteam entered into an agreement to provide distribution services to Interbrew U.K. Limited, another large brewer in the United Kingdom.

        The other income, net line includes the equity method losses for the Molson USA joint venture. This joint venture was formed to import, market, sell and distribute Molson products in the United States. We have recorded our share of the venture's results in the other income, net line in our Consolidated Statements of Income given the immateriality of its results.

        A qualitative analysis of our results would be impacted if the results of these joint ventures were included in different lines of our Consolidated Statements of Income, as will be the case for Coors Canada and Molson USA when we dissolve or consolidate these businesses into the merged company in 2005.

Consolidations under FIN 46R

        RMMC and RMBC are dedicated predominantly to our packaging and distribution activities and were formed with companies which have core competencies in the aluminum and glass container businesses. The CBL joint venture with Grolsch was formed to provide a long-term relationship with that brand's owner in a key segment of the U.K. beer market. In 2003 and 2002, our share of the pre-tax joint venture profits for each of these investments was offset against cost of goods sold in our Consolidated Statements of Income. In 2004, as a result of implementing FIN 46R, these entities have been consolidated into our Consolidated Financial Statements because we have determined that they are variable interest entities and that we are the primary beneficiary.

        We have examined another potential business relationship during 2004 when implementing FIN 46R. This is the relationship we have with Trigen, the supplier of virtually all our energy needs at our Golden facility. Trigen purchased our power plant facilities in 1995 and signed a contract to provide our energy needs in Golden. We do not own any portion of the Trigen entity, but upon review of the supply contract, we believe that the relationship could be viewed as a variable interest, as defined by FIN 46R. However, despite exhaustive efforts to obtain financial information necessary to proceed with the analysis, we have been unable to obtain the information from Trigen, which cites privacy and competitive issues with releasing this financial information. As disclosed in Exhibit 99.7, Item 8, Note 18 to the accompanying Consolidated Financial Statements, we purchase approximately $34.0 million of energy each year from Trigen.

        We have determined that any risk of a material loss is remote and that our total maximum loss cannot be reasonably estimated. We do not have another readily available option to obtain the steam energy required to run our plant. We could incur operational losses should we be unable to purchase steam from Trigen, and we are unable to estimate any such losses. In addition, we have a non-cancelable obligation to pay Trigen fixed costs through the remainder of the supply contract. The costs are adjusted annually for inflation and are expected to be $17.5 million in 2005. We currently purchase some of our electricity requirements from another supplier at rates that do not significantly differ from the rates we pay Trigen. Our risk of loss relating to the difference in price from having to buy electricity from another third party rather than from Trigen is not significant. In the event that Trigen would fail to perform its contractual obligations, Coors has the right to step in and operate the power plant facilities. This circumstance would involve Coors repurchasing the power plant assets, a cost that could be borne with Coors' current capital resources.

Performance Based Options and Restricted Shares

        The Merger transaction with Molson resulted in the vesting of all outstanding stock options and restricted share units held by employees of both Molson and Coors with the exception of performance based options and restricted share units held by the CEO of Molson. There are 288,000 stock options subject to performance based criteria, and 18,000 restricted shares that can increase to 54,000 based on defined performance criteria. The company will account for both the performance-based stock options and restricted stock under variable accounting, which could have an impact on future financial results depending on the likelihood of meeting the performance targets.

        The Merger triggered immediate vesting of all stock options, including those held by Molson option holders (excluding certain options held by the former Molson CEO, as discussed in Exhibit 99.7, Item 8, Note 20). The vesting of Coors options will be reflected in the notes to the first quarter financial statements as pro forma expense and the vesting of the Molson options will be reflected in Molson's historical financial statements, pre-Merger. Therefore, compensation expense recognized beginning in the 2005 third quarter will only reflect new option grants after the Merger, and could be impacted by stock options held by the former Molson CEO that are yet unvested and provisions in change in control agreements.

Recent Accounting Pronouncements

SFAS 123R, "Share-Based Payment" (Revised 2004)

        Statement of Financial Accounting Standard No. 123 (SFAS No. 123R) was revised in December 2004 and will be effective for us in the third quarter of 2005. We adopted the disclosure provisions of SFAS 123 when it became effective in 1996 but continue to account for stock options under Accounting Principles Board Opinion No. 25 (APB No. 25). Currently, under an exemption written into the guidance for qualifying stock option grants with no intrinsic value on the date of grant, SFAS No. 123 requires us to present pro forma share-based compensation expense for our stock option program in the notes to our financial statements. We have chosen the modified prospective method of adoption, therefore, beginning in the third quarter of 2005, we will be required to record these costs in our income statement. While under current guidance we have used the Black Scholes method to calculate pro forma compensation expense, the new guidance will also allow a binomial method. We are evaluating the alternative methods to value stock options.

SFAS No. 128R "Earnings Per Share" (Revised)

        Statement of Financial Accounting Standard No. 128R (SFAS No. 128R) is expected to be revised. We adopted SFAS No. 128 when it became effective in 1997 and will adopt its revised provisions when those provisions become effective, currently anticipated during our first quarter of 2005. For our year-to-date diluted calculations, we currently use a quarterly average stock price. Under SFAS No. 128R, we will be required to use a year-to-date average stock price. When stock prices are increasing year-to-date, as was the case for our company stock in 2004, the effect of the new revision to the standard will be to increase dilution of earnings per share. For example, if we had implemented the new revision in 2004, our year-to-date diluted earnings per share would have been $0.03 per share lower. The new standard will require retrospective presentation of diluted earnings per share upon implementation, meaning that prior periods' earnings per share will have to be adjusted to conform to the same method of calculation.

SFAS No. 151 "Inventory Costs"

        SFAS No. 151 is an amendment to ARB No. 43, Chapter 4 that will be effective for us in fiscal 2006. The standard clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and spoilage to require that those costs be expensed currently, as opposed to being included in overhead costs. We are currently evaluating the impact that SFAS No. 151 will have on our financial results when implemented.

SFAS No. 153 "Exchanges of Nonmonetary Assets"

        SFAS No. 153 is an amendment to APB Opinion No. 29 that will be effective for us in the third quarter of 2005. The standard tightens the general exception for exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. We do not believe that the standard will have a significant impact on our financial results when implemented.

Related Party Transactions

Transactions with Management and Others

        We employ members of the Coors family, which collectively owned 100% of the voting common stock of the company during 2004. Hiring and placement decisions are made based upon merit, and compensation packages offered are commensurate with policies in place for all employees of the company.

Certain Business Relationships

        We purchase a large portion of our paperboard packaging requirements from Graphic Packaging Corporation (GPC), a related party. As of December 26, 2004, various Coors family trusts collectively owned all of our Class A voting common stock, approximately 30% of our Class B common stock, and approximately 30% of GPC's common stock.

        Our purchases under the GPC packaging agreement in 2004, 2003 and 2002 totaled $104.5 million, $106.4 million and $111.0 million, respectively. Related accounts payable balances included in Affiliates Accounts Payable on the Consolidated Balance Sheets were $3.4 million and $5.0 million at December 26, 2004, and December 28, 2003, respectively.

        We are also a limited partner in a real estate development partnership in which a subsidiary of GPC is the general partner. The partnership owns, develops, operates and sells certain real estate previously owned directly by us. We received no distributions from this partnership in 2004 or 2003.

Risk Factors

        The reader should carefully consider the following factors (which include risks specific to our merged business with Molson) and the other information contained within this document. The most important factors that could influence the achievement of our goals, and cause actual results to differ materially from those expressed in the forward-looking statements, include, but are not limited to, the following:

        Because we will continue to face intense competition, operating results may be negatively impacted.    The brewing industry is highly competitive and requires substantial human and capital resources. Competition in our various markets could cause us to reduce prices, increase capital and other expenditures or lose market share, any of which could have a material adverse effect on our business and financial results. In addition, in some of our markets, our primary competitors have substantially greater financial, marketing, production and distribution resources than Molson Coors will have. In all of the markets where Molson Coors will operate, aggressive marketing strategies by our main competitors could adversely affect our financial results.

        Changes in tax, environmental or other regulations or failure to comply with existing licensing, trade and other regulations could have a material adverse effect on our financial condition.    Our business is regulated by federal, state, provincial and local laws and regulations in various countries regarding such matters as licensing requirements, trade and pricing practices, labeling, advertising, promotion and marketing practices, relationships with distributors, environmental matters and other matters. Failure to comply with these laws and regulations could result in the loss, revocation or suspension of our licenses, permits or approvals. In addition, changes in tax, environmental or any other laws or regulations could have a material adverse effect on our business, financial condition and results of operations.

        We have indebtedness that is substantial in relation to our stockholders' equity.    As of December 26, 2004, we had $932.2 million in debt primarily related to our acquisition of CBL, with substantially higher debt subsequent to our Merger with Molson. As a result, a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt. If our financial and operating performance is insufficient to generate sufficient cash flow for all of our activities, our operations could be negatively impacted.

        We are subject to fluctuations in foreign exchange rates, most significantly the British pound and the Canadian dollar.    We hold assets and incur liabilities, earn revenues and pay expenses in different currencies, most significantly from sales of Coors Light in Canada, and in the GBP subsequent to the acquisition in 2002. Subsequent to the Merger with Molson, we will have significantly more foreign currency exposure to the Canadian dollar and the Brazilian real. Since our financial statements are presented in U.S. dollars, we must translate our assets, liabilities, income and expenses into U.S. dollars at current exchange rates. Increases and decreases in the value of the U.S. dollar will affect, perhaps negatively, the value of these items in our financial statements, even if their value has not changed in their original currency.

        Our operations face significant commodity price change and foreign exchange rate exposure which could materially and adversely affect our operating results.    Molson Coors will use a large volume of agricultural and other raw materials to produce its products, including malt, hops and water. The supply and price of these raw materials can be affected by a number of factors beyond our control, including frosts, droughts and other weather conditions, economic factors affecting growth decisions, plant diseases and theft. To the extent any of the foregoing factors affect the prices of ingredients, our results of operations could be materially and adversely impacted. In addition, in Brazil agricultural and other raw materials are priced based on the U.S. dollar and, since Molson's sales in Brazil are made in local currency, fluctuations in the exchange rate between the U.S. dollar and the Brazilian real may negatively impact our earnings in Brazil. Both companies have active hedging programs to address commodity price and foreign exchange rate changes. However, to the extent we fail to adequately manage the foregoing risks, including if our hedging arrangements do not effectively or completely hedge changes in foreign currency rates or commodity price risks, our results of operations may be negatively impacted.

        We rely on a small number of suppliers to obtain the packaging and raw materials we need to operate our business.    For our U.S. business, we purchase most of our paperboard and container supplies from a single supplier or a small number of suppliers. This packaging is unique to us and is not produced by any other supplier. Additionally, we are contractually obligated to purchase substantially all our can and bottle needs in the United States from our container joint ventures or from our partners in those ventures, Ball Corporation (RMMC) and Owens-Brockway Glass Container, Inc. (RMBC). Consolidation of the glass bottle industry in North America has reduced local supply alternatives and increased risks of glass bottle supply disruptions. CBL has only a single source for its can supply (Ball). The inability of any of these suppliers to meet our production requirements without sufficient time to develop an alternative source could have a material adverse effect on our business. The supply and price of raw materials, used to produce our products can be affected by a number of factors beyond our control, including frosts, droughts and other weather conditions, economic factors affecting growth decisions, various plant diseases and pests. To the extent that any of the foregoing affects the ingredients used to produce our products, our results of operations could be materially and adversely affected.

        Our success depends largely on the success of three primary products, one each in Canada, the United States and the United Kingdom; the failure or weakening of one or more could materially adversely affect our financial results.    Although we currently have 14 products in our U.S. portfolio, Coors Light represented more than 51% of our United States sales volume for 2004. In the United Kingdom, Carling lager is the best-selling brand in the United Kingdom and represented approximately 74% of CBL sales volume in 2004. The Molson Canadian brand represents 25% of Molson's sales volume for the nine-months ended December 2004. Consequently, any material shift in consumer preferences away from these brands would have a disproportionately large negative impact on our business.

        If the contract we have with our current information technology service provider fails, we could experience significant disruption in our business.    We rely exclusively on one information technology services provider for our network, help desk, hardware, and software configuration, both at CBC and CBL. If the service provider fails and we are unable to find a suitable replacement in a timely manner, we could be unable to properly administer our information technology systems.

        We are and will continue to be subject to various contingent tax, environmental and other liabilities and cannot predict with certainty that our reserves for those liabilities will be sufficient. If actual costs for these contingent liabilities are higher than expected, we could be required to accrue for additional costs.    In the course of our respective businesses, we are subject to various litigation claims and other contingent liabilities. These include, among others, (i) claims asserted against Molson's subsidiary, Cervejarias Kaiser Brasil S.A., by Brazilian tax authorities, including claims for income taxes, federal excise taxes, value-added tax, revenue taxes (PIS/federal unemployment insurance contribution) and federal social security tax, (ii) claims by the U.S. Environmental Protection Agency that Coors is a potentially responsible party at the Lowry Superfund Site and (iii) various other legal claims arising in the ordinary course of our businesses. While we have estimated and accrued for costs expected to be incurred in connection with our contingent liabilities, if actual costs are higher than expected, we could be required to accrue for additional costs and make additional cash payments.

Risks specific to the United States Segment

        Litigation directed at the alcohol beverage industry may adversely affect our sales volumes and our business.     Molson Coors and many other brewers and distilled spirits manufacturers have been sued in several courts regarding advertising practices and underage consumption. The suits allege that each defendant intentionally marketed its products to "children and other underage consumers." In essence, each suit seeks, on behalf of an undefined class of parents and guardians, an injunction and unspecified money damages. We will vigorously defend these lawsuits and it is not possible at this time to estimate the possible loss or range of loss, if any, in these lawsuits.

        We are highly dependent on independent distributors in the United States to sell our products, with no assurance that these distributors will effectively sell our products.    We sell all of our products in the United States to distributors for resale to retail outlets. Some of our distributors are at a competitive disadvantage because they are smaller than the largest distributors in their markets. Our distributors also sell products that compete with our products. These distributors may give our competitors' products higher priority, thereby reducing sales of our products. In addition, the regulatory environment of many states makes it very difficult to change distributors. Consequently, if we are not allowed or are unable to replace unproductive or inefficient distributors, our business, financial position, and results of operation may be adversely affected.

Risks specific to the Europe Segment

        Consolidation of pubs and growth in the size of pub chains in the United Kingdom could result in less ability to achieve pricing.    The trend toward consolidation of pubs, away from independent pub and club operations, is continuing in the United Kingdom. These larger entities have stronger price negotiating power, which could impact CBL's ability to obtain favorable pricing in on-trade (due to spillover effect of reduced negotiating leverage) and could reduce our revenues and profit margins. In addition, these larger customers are beginning to purchase directly more of the products that, in the past, we have provided as part of our factored business. This consolidation could impact us negatively.

        Due to a high concentration of unionized workers in the United Kingdom, we could be significantly affected by labor strikes, work stoppages or other employee-related issues.    Approximately 27% of CBL's total workforce is represented by trade unions. Although we believe relations with our employees are good, more stringent labor laws in the United Kingdom expose us to a greater risk of loss should we experience labor disruptions.

        Our primary production facilities in Europe are each located at a single site, so we could be more vulnerable than our competitors to transportation disruptions, fuel increases and natural disasters.    Our primary production facility in Europe is located in Burton-on-Trent, England, where we brew and package approximately two-thirds of our products sold in the Europe business. While our Europe business operations remain centralized, our competitors have multiple geographically dispersed breweries and packaging facilities. As a result, we must ship our products greater distances than some of our competitors, making us more vulnerable to fluctuations in costs such as fuel or packaging costs.

        We depend exclusively on one logistics provider in England, Wales and Scotland for distribution of our CBL products.    We are involved in a joint venture with Exel Logistics called Tradeteam. Tradeteam handles all of the physical distribution for CBL in England, Wales and Scotland, except where a different distribution system is requested by a customer. If Tradeteam were unable to continue distribution of our product and we were unable to find a suitable replacement in a timely manner, we could experience significant disruptions in our business that could have a negative impact on our operations.

Risks specific to the Molson Merger

        We may not realize the cost savings and other benefits we currently anticipate due to challenges associated with integrating the operations, technologies, sales and other aspects of the businesses of Molson and Coors.     Our success will be dependent in large part on the success of our management in integrating the operations, technologies and personnel of Molson and Coors. If we fail to meet the challenges involved in successfully integrating the operations of Molson and Coors or otherwise fail to realize any of the anticipated benefits of the Merger transaction, including the estimated cost savings of approximately $50 million, $40 million and $85 million in the first, second and third years, respectively, following the Merger, and, thereafter, approximately $175 million annually, our results of operations could be impaired. In addition, the overall integration of the two companies may result in unanticipated operations problems, expenses and liabilities, and diversion of management's attention.

        Loss of key members of management could negatively affect our ability to successfully integrate or successfully operate our business.    We have agreements with twelve executive officers and certain other members of management of the former Coors and other members of management relating to a change of control of Coors. The terms of these agreements were triggered by the Merger transaction with Molson on February 9, 2005. We are evaluating the employment status with each of these employees. However, a loss of any of these members of management, or of key members of the former Molson management could have an adverse impact on our ability to successfully combine, integrate or operate the businesses of Molson and Coors.

        If Pentland and the Coors Trust do not agree on a matter submitted to stockholders, generally the matter will not be approved, even if beneficial to the Company or favored by other stockholders.    Pentland and the Coors Trust, which together control more than two-thirds of the Company's Class A Common and Exchangeable stock, are parties to voting trust agreements through which they have combined their voting power over the shares of our Class A common stock and the Class A exchangeable shares that they own. However, in the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A common stock and Class A exchangeable shares deposited in the voting trusts against the matter. There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these stockholders. Therefore, if either Pentland or the Coors Trust is unwilling to vote in favor of a transaction that is subject to a stockholder vote, we may be unable to complete the transaction even if our board, management or other stockholders believe the transaction is beneficial for Molson Coors.

        Molson has recently incurred losses in its Brazilian operations, recorded restructuring and impairment charges, and could suffer further charges as a result of the Brazilian operations, which could have a material adverse effect on our combined results of operations.    Molson's Brazilian operations incurred losses in the calendar year ended December 31, 2004. These losses were a function of the current period costs associated with plans to significantly grow volumes and regain market share associated with the sales centers put in place during the last nine months in Brazil. In light of the continuing challenges presented by the Brazilian beer market, Molson recorded restructuring and impairment charges in this business prior to the Merger. Molson's Brazilian operations may continue to incur losses and further impairment charges could be required, which could have a material adverse effect on our combined results of operations.

        We may be required to exercise control over the entity that owns the entertainment business and the Montréal Canadiens pursuant to the undertakings given to its lenders.    On July 25, 2001, Molson sold the entertainment business operated in the Bell Centre in Montréal and the Montréal Canadiens hockey team, which may be financially adversely affected as a result of the National Hockey League work stoppage. As part of the sale transaction, Molson agreed to, among other things, give a guarantee to the team's lenders for loans which as of March 31, 2004 were in the amount of Cdn.$92 million.

        In addition, Molson is the guarantor of the 99-year lease arrangements on the Bell Centre related to the land on which the Bell Centre is located. The amount of lease payments varies based on prevailing interest rates and changes in the Consumer Price Index. In Molson's fiscal year ended March 31, 2004, the payments under the lease made by the purchaser totaled Cdn. $3.2 million.

        If the purchaser is unable to meet its obligations, Molson will exercise control over the entities that own the entertainment business and the Montréal Canadiens and make required payments and fund cash flow deficiencies, which could have a material adverse effect on our liquidity position and our combined results of operations.

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  Exhibit 99.6
  ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations